Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com
OMNIAMERICAN BANCORP, INC. ANNOUNCES
FIRST QUARTER 2010 EARNINGS
Fort Worth, Texas — May 6, 2010 — OmniAmerican Bancorp, Inc. (NASDAQ: OABC) (the “Company”), the holding company for OmniAmerican Bank, announced net income for the quarter ended March 31, 2010 of $533,000, or $0.03 per share, compared to net income for the quarter ended March 31, 2009 of $163,000. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. Therefore, no per share comparison information is being provided for the quarter ended March 31, 2009. Quarterly results include:
•	Net income increased $370,000, or 227.0 percent, to $533,000 for the three months ended March 31, 2010, from $163,000 for the three months ended March 31, 2009.

•	Net interest income after provision for loan losses increased by $2.4 million, or 36.9 percent, to $8.9 million for the quarter ended March 31, 2010 from $6.5 million for the quarter ended March 31, 2009.

•	Noninterest income decreased $1.2 million, or 27.3 percent, to $3.2 million for the quarter ended March 31, 2010 from $4.4 million for the quarter ended March 31, 2009.

•	Total assets were $1.10 billion at March 31, 2010, compared to $1.13 billion at December 31, 2009.

•	Securities available for sale increased to $304.3 million at March 31, 2010, from $210.4 million at December 31, 2009.

•	Deposits decreased to $775.2 million at March 31, 2010, from $910.0 million at December 31, 2009.

•	Total stockholders’ equity increased to $197.6 million at March 31, 2010, from $91.2 million at December 31, 2009.

•	Non-performing assets were $16.0 million as of March 31, 2010, or 1.46 percent of total assets.

Detailed Financials
Net income increased to $533,000, or $0.03 per share, for the three months ended March 31, 2010, compared to $163,000 for the three months ended March 31, 2009. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. Therefore, no per share comparison information is being provided for the quarter ended March 31, 2009.
Net interest income increased by $1.7 million, or 21.3 percent, to $9.7 million for the quarter ended March 31, 2010 from $8.0 million for the quarter ended March 31, 2009. Total interest income decreased $755,000, or 5.4 percent, to $13.2 million for the quarter ended March 31, 2010 from $13.9 million for the quarter ended March 31, 2009, primarily due to a 40 basis point decrease in the average yield on interest-earning assets, partially offset by a 1.9 percent increase in the average balance of interest-earning assets. At the same time, total interest expense decreased by $2.4 million, or 40.7 percent, to $3.5 million for the quarter ended March 31, 2010 from $5.9 million for the quarter ended March 31, 2009, primarily due to a 92 basis point decrease in the average rate paid on interest-bearing liabilities and a 9.7 percent decrease in the average balance of interest-bearing liabilities.
The provision for loan losses decreased by $700,000, or 46.7 percent, to $800,000 for the quarter ended March 31, 2010 from $1.5 million for the quarter ended March 31, 2009, primarily due to a $586,000 decrease in net charge-offs, to $433,000 at March 31, 2010 from $1.0 million at March 31, 2009. The allowance for loan losses was $8.7 million, or 1.25 percent of total loans receivable, at March 31, 2010, compared to $8.3 million, or 1.18 percent of total loans receivable, at December 31, 2009.
Noninterest income decreased $1.2 million, or 27.3 percent, to $3.2 million for the quarter ended March 31, 2010 from $4.4 million for the quarter ended March 31, 2009, primarily due to a $708,000 decrease in gains on sales of securities available for sale and a $263,000 decrease in gains on sales of loans. Noninterest expense increased $787,000, or 7.4 percent, to $11.3 million for the quarter ended March 31, 2010 from $10.6 million for the quarter ended March 31, 2009, primarily due to increases in salaries and benefits expense of $355,000, operations expense of $292,000 and marketing expense of $134,000.
Total assets at March 31, 2010 were $1.10 billion compared to $1.13 billion at December 31, 2009. Cash and cash equivalents decreased to $25.4 million at March 31, 2010 from $140.1 million at December 31, 2009. Securities available for sale increased to $304.3 million from $210.4 million as the proceeds from the initial public offering were invested in government-sponsored mortgage backed securities, government-sponsored collateralized mortgage obligations and agency bonds upon the completion of the offering in January 2010. Loans, net of the allowance for loan losses and deferred fees and discounts, decreased to $683.5 million at March 31, 2010 from $698.1 million at December 31, 2009. Deposits decreased to $775.2 million at March 31, 2010 from $910.0 million at December 31, 2009, while stockholders’ equity increased to $197.6 million at March 31, 2010 from $91.2 million at December 31, 2009, primarily due to net proceeds of $106.0 million from the initial public stock offering completed in January 2010.

Non-performing assets as of March 31, 2010 were $16.0 million, or 1.46 percent of total assets, compared to $15.3 million as of December 31, 2009. The increase in non-performing assets was primarily attributable to an increase in nonaccrual loans of $775,000, primarily due to increases in commercial real estate and one- to four-family residential mortgage loans placed on nonaccrual status.
About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp is traded under the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 16 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank has grown to manage assets over $1 billion, providing the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com.
Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.
These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; and changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

	At March 31,	At December 31,
	2010	2009
	(Unaudited)
	(In thousands)
Selected Consolidated Financial Condition Data:
Total assets	$1,095,475	$1,133,927
Cash and cash equivalents	25,406	140,144
Securities available for sale, at fair value	304,287	210,421
Other investments	3,855	3,850
Loans receivable, net	683,499	698,127
Other real estate owned	6,726	6,762
Deposits	775,222	909,966
Federal Home Loan Bank of Dallas advances	56,000	66,400
Other secured borrowings	58,000	58,000
Stockholders’ equity	197,628	91,156

	Three Months Ended
	March 31,
	2010		2009
	(Unaudited)
	(In thousands, except per share data)
Selected Consolidated Operation Data:
Interest income	$13,160		$13,915
Interest expense	3,469		5,909

Net interest income	9,691		8,006
Provision for loan losses	800		1,500

Net interest income after provision for loan losses	8,891		6,506
Noninterest income	3,224		4,403
Noninterest expense	11,343		10,556

Income before income tax expense	772		353
Income tax expense	239		190

Net income	$533		$163

Basic and diluted earnings per share	$0.03	(1)	N/A

(1)	Calculated from the effective date of January 20, 2010.

	At or For the Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Selected Consolidated Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (1)	0.19%	0.06%
Return on average equity (1)	1.31%	0.72%
Interest rate spread (2)	3.51%	2.99%
Net interest margin (3)	3.84%	3.23%
Efficiency ratio (4)	87.83%	85.07%
Noninterest expense to average total assets (1)	4.14%	3.96%
Average interest-earning assets to average interest-bearing liabilities	124.49%	110.29%
Average equity to average total assets	14.87%	8.46%

Asset Quality Ratios:
Non-performing assets to total assets	1.46%	0.32%
Non-performing loans to total loans	1.31%	0.34%
Allowance for loan losses to non-performing loans	96.09%	348.78%
Allowance for loan losses to total loans	1.25%	1.19%
Net charge-offs to average loans outstanding (1)	0.25%	0.56%

(1)	Ratios are annualized.

(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
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